Free Writing Prospectus dated May 15, 2023
Relating to Prospectus dated November 7, 2022
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-268197
First Watch Restaurant Group, Inc. Announces Secondary Offering of Common Stock
BRADENTON, Fla., May 15, 2023 – First Watch Restaurant Group, Inc. (“FWRG” or the “Company”) (NASDAQ: FWRG), a leading Daytime Dining concept serving breakfast, brunch and lunch, today announced the launch of an underwritten secondary offering (the “Offering”) by certain funds managed by Advent International Corporation (the “Selling Stockholders”) of 3,500,000 shares of the Company’s common stock (“Common Stock”).
The underwriter has a 30-day option to purchase up to an additional 525,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions.
The Selling Stockholders will receive all of the proceeds from the Offering. The Company is not selling any shares of Common Stock in the Offering and will not receive any proceeds from the Offering.
Jefferies LLC is acting as the sole underwriter of the Offering.
The underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The Offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a free writing prospectus, a prospectus and a related prospectus supplement relating to the Offering, copies of which may be obtained from Jefferies LLC, at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388, or by email at prospectus_department@jefferies.com. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the Offering may also be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Cautionary Note Concerning Forward Looking Statements
This release contains forward-looking statements which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to any historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “future,” “intend,” “outlook,” “potential,” “project,” “projection,” “plan,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other similar expressions. In addition to historical information, this release contains a number of forward-looking statements. Forward-looking statements in this press release are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: uncertainty regarding ongoing hostility between Russia and Ukraine and the related impact on macroeconomic conditions, including inflation, as a result of such conflict or other related events; our vulnerability to changes in economic conditions and consumer preferences; our inability to successfully open new restaurants or establish new markets; our inability to effectively manage our growth; adverse effects of the COVID-19 pandemic or other infectious diseases; potential negative impacts on sales at our and our franchisees’ restaurants as a result of our opening new restaurants; a decline in visitors to any of the retail centers, lifestyle centers, or entertainment centers where our restaurants are located; lower than expected same-restaurant sales growth; unsuccessful marketing programs and limited time new offerings; changes in the cost of food; unprofitability or closure of new restaurants or lower than previously experienced performance in existing restaurants; our inability to compete effectively for customers; unsuccessful financial performance of our franchisees; our limited control over our franchisees’ operations; our inability to maintain good relationships with our franchisees; conflicts of interest with our franchisees; the geographic concentration of our system-wide restaurant base in the southeast portion of the United States; damage to our reputation and negative publicity; our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media; our limited number of suppliers and distributors for several of our frequently used ingredients and shortages or disruptions in the supply or delivery of such ingredients; information technology system failures or breaches of our network security; our failure to comply with federal and state laws and regulations relating to privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection, advertising and consumer protection; our potential liability with our gift cards under the property laws of some states; our failure to enforce and maintain our trademarks and protect our other intellectual property; litigation with respect to intellectual property assets; our dependence on our executive officers and certain other key employees; our inability to identify, hire, train and retain qualified individuals for our workforce; our failure to obtain or to properly verify the employment eligibility of our employees; our failure to maintain our corporate culture as we grow; unionization activities among our employees; employment and labor law proceedings; labor shortages or increased labor costs or health care costs; risks associated with leasing property subject to long-term and non-cancelable leases; risks related to our sale of alcoholic beverages; costly and complex compliance with federal, state and local laws; changes in accounting principles applicable to us; our vulnerability to natural disasters, unusual weather conditions, pandemic outbreaks, political events, war and terrorism; our inability to secure additional capital to support business growth; our level of indebtedness; failure to comply with covenants under our credit facility; and the interests of our majority stockholder may differ from those of public stockholders. For additional discussion of factors that could impact our operational and financial results, please refer to our filings with the Securities and Exchange Commission, accessible on the SEC’s website at www.sec.gov and the Investors Relations section of the Company’s website at https://investors.firstwatch.com/financial-information/sec-filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.
About First Watch
First Watch (NASDAQ: FWRG) is an award-winning Daytime Dining concept serving made-to-order breakfast, brunch and lunch using fresh ingredients. A recipient of hundreds of local “Best Breakfast” and “Best Brunch” accolades, First Watch’s chef-driven menu includes elevated executions of classic favorites along with First Watch specialties such as the protein-packed Quinoa Power Bowl®, Farm Stand Breakfast Tacos, Avocado Toast, Chickichanga, Morning Meditation (juiced in-house daily), Spiked Lavender Lemonade and its signature Million Dollar Bacon. In 2023, First Watch was named the top restaurant brand in Yelp’s inaugural list of the 50 most loved brands in the U.S and recognized as a Customer Experience All-Star by Forbes. In 2022, First Watch was awarded a sought-after MenuMasters honor by Nation’s Restaurant News for its seasonal Braised Short Rib Omelet, recognized with ADP’s coveted Culture at Work Award and named a Most Loved Workplace® in Newsweek by the Best Practice Institute. In 2021, First Watch was recognized as FSR Magazine’s Best Menu and as the fastest-growing full-service restaurant chain based on unit growth. There are more than 480 First Watch restaurants in 29 states, and the restaurant concept is majority owned by Advent International, one of the world’s largest private-equity firms.

Investor Contact:
Steve L. Marotta
941-500-1918
investors@firstwatch.com

Media Contact:
FirstWatch@icrinc.com